As filed with the Securities and Exchange Commission on February 2, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEONODE INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-1517641
(State of Incorporation)	(I.R.S. Employer Identification No.)

Sweden Linnegatan 89, SE-115 23 Stockholm, Sweden
USA 2700 Augustine Drive, Suite 100, Santa Clara, CA 95054
(Address of principal executive offices)

NEONODE INC. 2006 EQUITY INCENTIVE PLAN
2007 NEONODE INC. STOCK OPTION PLAN
(Full title of the plans)

David W. Brunton
Chief Financial Officer
Neonode Inc.
651 Byrdee Way
Lafayette, CA 94549
(925) 768-0620
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David T. Mittelman, Esq.
Donald C. Reinke, Esq.
Craig P. Tanner, Esq.
Reed Smith, LLP
101 Second Street
Suite 1800
San Francisco, CA 94105
(415) 543-8700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer 	Non-accelerated filer 	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share, reserved for future grant under the Neonode Inc. 2006 Equity Incentive Plan.	2,000,000	$4.48	$8,960,000	$1,026.82

(1)
Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c). The price per share and aggregate offering price are based upon the average of the bid and asked prices of the Registrant’s Common Stock on January 31, 2012, as reported on the OTC Bulletin Board.

EXPLANATORY NOTE

Pursuant to a registration statement on Form S-8 (File No. 333-132713) filed with the Securities and Exchange Commission (the “Commission”) on March 24, 2006, Neonode Inc., a Delaware corporation (the “Company” or “Registrant”), registered a total of 1,500,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), reserved for sale pursuant to the Company’s 2006 Equity Incentive Plan (“2006 Plan”).  In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registered amount under the 2006 Plan decreased to 300,000 shares when the Company amended its certificate of incorporation on March 30, 2007 to effect a reverse stock split pursuant to which every five shares of outstanding common stock was reclassified into one share of common stock.

On August 10, 2007, the Company’s stockholders approved an amendment to the 2006 Plan, pursuant to which the number of shares of Common Stock reserved for sale thereunder was increased by 1,000,000 shares to an aggregate of 1,300,000 shares (the “First Amendment”).  As a consequence of the First Amendment, the Company registered an additional 1,000,000 shares pursuant to a registration statement on Form S-8 (File No. 333-150346) filed with the Commission on April 21, 2008.  On that registration statement on Form S-8 (File No. 33-150346), the Company also registered 2,117,332 shares of Common Stock reserved for sale pursuant to the 2007 Neonode Stock Option Plan (The “2007 Plan”).  In accordance with Rule 416 under the Securities Act, the registered amount under the 2006 Plan decreased to 52,000 shares and the registered amount under the 2007 Plan decreased to 84,693 shares when the Company amended its certificate of incorporation on March 25, 2011 to effect a reverse stock split pursuant to which every twenty-five shares of outstanding common stock was reclassified into one share of common stock.

On January 30, 2012, the Company’s Board of Directors approved an amendment to the 2006 Plan, pursuant to which the number of shares of Common Stock reserved for sale thereunder was increased by 2,000,000 shares to an aggregate of 2,052,000 shares (the “Second Amendment”).   This Registration Statement covers the additional 2,000,000 shares of Common Stock reserved for sale under the 2006 Plan as a consequence of the Second Amendment.  Although this Registration Statement does not cover any increase in shares under the 2007 Plan, any previously registered but unsold shares under the 2007 Plan continue to be covered by this Registration Statement.

Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the registration statements on Form S-8 filed by the Company on March 24, 2006 and April 21, 2008 as referenced above (File Nos. 333-132713 and 333-150346) except as amended hereby.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Certain Documents By Reference

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference herein:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Commission on March 31, 2011.
2.
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, which were filed with the Commission on May 16, 2011, August 5, 2011 and October 31, 2011, respectively.

3.	The Registrant’s Current Reports on Form 8-K, which were filed with the Commission on January 28, 2011, March 28, 2011, November 14, 2011, November 17, 2011, December 8, 2011, and December 20, 2011.
4.	The Registrant’s definitive information statement on Schedule 14C, filed with the Commission on October 5, 2011.
5.
The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

6.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this document.

Item 6. Indemnification Of Directors And Officers

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. No indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Company’s Certificate of Incorporation and Bylaws provide for the indemnification of directors and officers of the Company to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

   · for any transaction from which the director derives an improper personal benefit;

   · for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

   · for improper payment of dividends or redemptions of shares; or

   · for any breach of a director’s duty of loyalty to the corporation or its stockholders.

As permitted by Section 145 of the DGCL, the Company’s Bylaws provide that (i) the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, (ii) the Company may, in its discretion, indemnify other officers, employees and agents as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Company’s Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents, and (vi) the Company may not retroactively amend its Bylaws provisions relating to indemnity.

The Company has entered into agreements with its directors and officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was the Company’s director or officer or any of the Company’s affiliated enterprises. The Company’s obligation to indemnify its officers and directors is subject to certain limitations set forth in the indemnification agreements. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers or key employees as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any of its officers or directors.

The Company has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The above discussion of the DGCL and the Company’s Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Certificate of Incorporation and Bylaws.

Item 8. Exhibits

Exhibit Number	Description
5.1	Opinion of Reed Smith LLP
23.1	Consent of KMJ Corbin & Company LLP
23.2	Consent of Reed Smith LLP is contained in Exhibit 5 to this Registration Statement
24	Power of Attorney is contained on the signature pages
99.1	Neonode Inc. 2006 Equity Incentive Plan as amended
99.2	2007 Neonode Inc. Stock Option Plan (incorporated by reference as Exhibit 99.2 of the Registrant’s registration statement on Form S-8 (File No. 333-150346) filed April 21, 2008)

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of California, on February 2, 2012.

NEONODE INC.
By:	/s/ David Brunton
David W. Brunton Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Brunton his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas Eriksson	Chief Executive Officer and Director	February 2, 2012
Thomas Eriksson	(Principal Executive Officer)

/s/ David W. Brunton	Chief Financial Officer, Vice President, Finance	February 2, 2012
David W. Brunton	and Secretary
(Principal Financial and Accounting Officer)

/s/ Per Bystedt	Director, Chairman of the Board	February 2, 2012
Per Bystedt

/s/ John Reardon	Director	February 2, 2012
John Reardon

/s/ Mats Dahlin	Director	February 2, 2012
Mats Dahlin

/s/ Lars Lindqvist	Director	February 2, 2012
Lars Lindqvist

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Reed Smith LLP
23.1	Consent of KMJ Corbin & Company LLP
99.1	Neonode Inc. 2006 Equity Incentive Plan as amended